Exhibit 99.1

Leap Reports Results for Fourth Quarter and Full-Year 2008

~Adjusted OIBDA for Existing Business Increases 33 Percent Over Prior Year Quarter~

~Company Records 4 Millionth Customer in Early February 2009~

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 5:00 p.m. EST today at http://investor.leapwireless.com.

SAN DIEGO--(BUSINESS WIRE)--February 26, 2009--Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported financial and operational results for the fourth quarter and year ended December 31, 2008. Service revenues for the fourth quarter increased 23.2 percent over the prior year quarter to $458.5 million. Adjusted operating income before depreciation and amortization (OIBDA) for markets in operation as of December 31, 2007 (Existing Business Adjusted OIBDA) was $149.5 million, an increase of approximately $37 million, or 33 percent, over the prior year period. This increase reflects an approximately 16 percent year-over-year increase in end-of-period customers in existing markets and the resulting benefits of scale. The Company reported adjusted OIBDA for the consolidated business of $90.9 million for the fourth quarter, compared to $112.5 million for the fourth quarter of 2007, and fourth quarter 2008 operating income of $3.8 million, compared to $21.7 million for the fourth quarter of 2007. These year-over-year decreases in adjusted OIBDA and operating income were attributable to the investments the Company made to launch additional new markets and expand the availability of its Cricket Broadband service.

The Company previously reported approximately 385,000 net customer additions in the fourth quarter of 2008, resulting in 3.84 million end-of-period customers and an increase of nearly one million customers over the prior year end. Fourth quarter net customer additions included approximately 173,000 net voice additions in the Company’s existing markets (those markets in operation prior to December 31, 2007); approximately 133,000 net voice additions in the Company’s expansion markets (those markets in operation after December 31, 2007); and approximately 79,000 net broadband additions. Churn for the quarter was 3.8 percent, an improvement from 4.2 percent in the prior year period.

“The resiliency of our business and the success of our core strategic focus continue to enable us to deliver strong customer and financial results in this challenging economic environment,” said Doug Hutcheson, Leap's president and chief executive officer. “The customer performance in our existing markets demonstrates the success of our market enhancement strategies which are designed to accelerate the growth of these markets and reduce churn. In addition, we are pleased with the attractive growth of our Cricket Broadband service, which is now available to customers in all Cricket markets, and the continued strength of our new market launches which are performing ahead of schedule compared to markets we launched in previous rounds of footprint expansion. During the fourth quarter of 2008, three of our new markets began contributing positive OIBDA at the market level, with a fourth market expected to do so in the first quarter of 2009. Given the strength of our operating businesses, the recent launch of Cricket service in the greater Chicago area, and other upcoming market launches, we believe the business is well positioned for future growth.”

Key Financial Results and Operating Metrics (1) (2)
(In millions, except for percentages, customer data and operating metrics)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	Change	2008	2007	Change
	(Unaudited)	(Unaudited)

Service revenues	$458.5	$372.2	23.2%	$1,709.1	$1,395.7	22.5%
Total revenues	$518.9	$429.8	20.7%	$1,958.9	$1,630.8	20.1%
Operating income	$3.8	$21.7	(82.5%)	$46.7	$60.3	(22.6%)
Adjusted OIBDA	$90.9	$112.5	(19.2%)	$413.7	$392.3	5.5%
Adjusted OIBDA as a percentage of service revenues	20%	30%	(33%)	24%	28%	(14%)
Existing Business Adjusted OIBDA(3)	$149.5	$112.5	32.9%	$585.8	$392.3	49.3%
Net loss	$(54.8)	$(18.1)	(202.8%)	$(147.8)	$(75.9)	(94.7%)
Loss per share	$(0.81)	$(0.27)	(200.0%)	$(2.17)	$(1.13)	(92.0%)
Gross customer additions(4)	801,436	496,061	61.6%	2,487,579	1,974,504	26.0%
Net customer additions	385,292	152,072	153.4%	942,304	633,693	48.7%
End of period customers	3,844,660	2,863,519	34.3%	3,844,660	2,863,519	34.3%
Weighted-average customers	3,600,393	2,722,631	32.2%	3,272,347	2,589,312	26.4%
Penetration	5.7%	5.4%	—	5.7%	5.4%	—
Churn	3.8%	4.2%	—	4.0%	4.3%
End of period covered POPS	~ 67.2	~53.2	—	~ 67.2	~53.2	—
Average revenue per user (ARPU)	$42.44	$45.57	(6.9%)	$43.52	$44.92	(3.1%)
Cash costs per user (CCU)	$20.55	$21.00	(2.1%)	$21.18	$20.84	1.6%
Cost per gross addition (CPGA)	$182	$178	2.2%	$186	$180	3.3%
Cash purchases of property and equipment	$267.3	$159.6	67.5%	$795.7	$504.8	57.6%
Unrestricted cash, cash equivalents and short-term investments	$595.9	$612.6	(2.7%)	$595.9	$612.6	(2.7%)

(1) The foregoing results and operating metrics for the three months and year ended December 31, 2008 reflect the operations of Cricket markets for such periods as well as markets in South Carolina and Georgia acquired from Hargray Wireless in April 2008, except that our results for net customer additions and churn for the year ended December 31, 2008 do not reflect any change in customers in the Hargray Wireless markets that occurred during the nine months ended September 30, 2008. The Company completed the upgrade of the Hargray Wireless networks and introduced Cricket service in these markets in October 2008. Beginning with the fourth quarter of 2008, our results for net customer additions and churn include customers in the former Hargray Wireless markets.

(2) For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(3) The term “existing markets” in this release refers to the Company’s business operations in effect on December 31, 2007, and the term “expansion markets” refers to the Company’s markets which launched service after December 31, 2007.

The term “existing business” refers to the Company’s business operations in effect on December 31, 2007, excluding any effects of the Company’s Cricket Broadband and Cricket PAYGoTM service offerings.

(4) We recognize a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

  Service revenues for the fourth quarter increased to $459 million, a 23 percent increase over the comparable period of the prior year and a 6 percent increase over the third quarter of 2008. The year-over-year increase resulted from a 32 percent increase in weighted-average customers due to growth in the Company’s existing business, success of the Company’s new market launches and customer acceptance of the Company’s Cricket Broadband service, offset by changes in ARPU.
  Fourth quarter 2008 operating income of $3.8 million decreased by $17.9 million from the comparable period of the prior year, reflecting investments the Company has made to support its expansion markets and new initiatives.
  Adjusted OIBDA of $90.9 million for the fourth quarter includes $24.4 million in negative OIBDA associated with the expanded launch and ongoing operations of the Company’s Cricket Broadband service and $34.1 million of negative OIBDA associated with markets launched in 2008 and additional markets the Company plans to launch by the middle of 2009.

  Net loss for the fourth quarter was $54.8 million, or a loss of $0.81 per share, compared to a net loss of $18.1 million, or a loss of $0.27 per share, for the comparable period of the prior year. The loss of $0.81 per share for the quarter included approximately $0.86 per share of initial operating losses associated with the Company’s launch of new markets and other new initiatives.
  Customer churn for the fourth quarter was 3.8 percent, an improvement from 4.2 percent in the comparable period of the prior year. This year-over-year decrease in fourth quarter churn reflected the success of the Company’s ongoing customer retention and loyalty programs, the effects of improving customer tenure in markets launched prior to 2008, and improvements due to the Company’s coverage enhancement activities in its existing markets. Churn in the Company’s existing markets was 3.7 percent in the fourth quarter of 2008.
  Fourth quarter ARPU declined 6.9 percent from the prior year quarter, and 1.2 percent from the third quarter of 2008, to $42.44, primarily due to the continuing growth of the Company’s Cricket Broadband service, the Company’s success in attracting customers in new markets launched in 2008 and reduced uptake of higher-value rate plans and optional add-on services in the Company’s existing markets.
  Capital expenditures during the fourth quarter of 2008 were $267.3 million, including expenditures associated with the build-out of new markets and $14 million of capitalized interest, bringing full-year capital expenditures to $795.7 million.

“We are pleased with the solid customer growth in the fourth quarter, which helped deliver a 23 percent increase in service revenues over the prior year quarter and a 5.5 percent year-over-year increase in full-year adjusted OIBDA,” said Walter Berger, Leap’s executive vice president and chief financial officer. “Significantly, we also achieved a strong improvement in customer unit contribution in our existing business, which increased approximately 9 percent from the prior year quarter, reflecting our continuing efforts to manage costs and benefits of scale, and which more than offset changes in ARPU. Our results are also reflected in fourth quarter existing business adjusted OIBDA margin, which increased approximately 6 percentage points over the prior year quarter. We expect margins to continue to improve as the business absorbs the initial investments associated with our expansion initiatives and these new initiatives begin to contribute cash flow to our business.”

Other Key Operational Highlights

  Completed the launch of Cricket Broadband service in all markets. Cricket Broadband provides high-speed mobile broadband service for a low, flat rate with no long-term commitments or credit checks.
  Successfully launched three new tri-band phones: the Samsung Jet Set, the Nokia 1606 and the MOTOROLA VE 240.
  Completed planned network upgrade and introduced Cricket service in Savannah, Ga., Hilton Head, S.C. and surrounding communities.
  Introduced Cricket service in the greater Milwaukee area with a Cricket footprint that covers approximately 3,390 square miles and 2.4 million covered POPs, including coverage in Racine, Kenosha and Madison, Wis.
  Launched Cricket PAYGo, a 24/7 unlimited prepaid wireless service, on an introductory basis in three Cricket markets and approximately 1,600 locations, including major national retailer locations across the nation. Cricket PAYGo is a daily pay-as-you-go service designed for customers who prefer the flexibility and control offered by traditional pre-paid services but who are seeking greater value for their dollar.
  Entered into a multi-year managed services agreement with Convergys Corporation for the implementation and ongoing management of a new billing system, acquired VeriSign’s billing system software and simultaneously entered into a transition services agreement with Convergys for billing services using the existing VeriSign software until the conversion to the new system is complete.
  Surpassed four million customers during the first week of February 2009.
  Through our venture partner, introduced Cricket service in February 2009 to 10.4 million POPs in the greater Chicago area, the Company’s largest market to date. Network coverage was substantially complete at launch and the systematic rollout of retail outlets is expected to be complete by mid-March 2009.

Business outlook for fiscal year 2009

“We ended 2008 with a strong balance sheet that reflected expected year-over-year improvements in cash flow from existing markets as they gained additional scale, as well as proceeds from our successful capital raise in June 2008,” continued Berger. “We made significant progress on implementing our new initiatives, resulting in peak spend for capital and net operating expense for these activities in the fourth quarter of 2008. We expect that these capital and net operating expenses will decrease through the upcoming year, resulting in the business being at or near free cash flow breakeven by the end of 2009. We believe that the nearly $600 million in cash, cash equivalents and short-term investments available at year end, together with the ongoing cash flow we expect to be provided from operations, will provide us with sufficient liquidity to continue to support our current business operations and the additional investment required to complete our new initiatives. We intend to continue to follow a disciplined and thoughtful approach that balances continued investment with management of our capital resources.”

  Net customer additions for fiscal year 2009 are expected to be greater than 1.5 million, which includes voice and broadband additions in our existing and expansion markets.
  Adjusted OIBDA for fiscal year 2009 is expected to be between $560 million and $640 million, reflecting the Company’s expectation for continued adjusted OIBDA growth in its existing business, the anticipated operational and financial performance of the expansion markets Cricket and its joint venture partner have launched and are expected to launch through mid-2009, and the operational and financial performance of the Company’s Cricket Broadband service.
  Capital expenditures for fiscal year 2009, excluding capitalized interest costs, are expected to be $625 million to $725 million, which include annual capital expenditures to support the on-going growth and development of the Company’s existing networks in markets in commercial operation for one year or more, and continued investments expected to be made for additional new market launches.
  The Company and its joint venture partner expect to cover up to approximately 25 million additional POPs by the middle of 2009 (as measured on a cumulative basis from January 2009). The Company and its partner also previously identified up to approximately 16 million additional POPs that they could elect to cover with Cricket service by the end of 2010. The Company expects to make a determination with respect to any launch of these approximately 16 million additional POPs by the middle of 2009 and currently intends to fund costs required to build-out and launch any of these new markets with cash generated from operations.

  Adjusted OIBDA is expected to grow at a compound annual growth rate of 35 percent or greater, excluding the effects of the Company’s Cricket Broadband initiatives from 2007 through 2010.

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EST / 2:00 p.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-884-5695 (domestic) or 1-617-786-2960 (international) and enter passcode number 92575653. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the webcast and choose the 'Live Phone' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 15 minutes prior to the start time in order to register and be placed into the call.

To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the 'webcast' option to view the slides in conjunction with the webcast.

An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available two hours after the call’s completion and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international) and entering passcode number 72587596.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. The Company and its joint ventures now operate in 30 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, Existing Business Adjusted OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about fiscal year 2009 and future years in “ Business outlook for fiscal year 2009,” our plans to offer our services to additional covered POPs and our expectations regarding future growth, spending, results of operations and customer penetration, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors’ initiatives;
  our ability to successfully implement product offerings and execute effectively on our planned coverage expansion, launches of markets we acquired in the Federal Communications Commission’s auction for Advanced Wireless Services, or Auction #66, expansion of our Cricket Broadband service and other strategic activities;
  our ability to obtain roaming services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through our existing cash, cash generated from operations or additional capital, or delays by existing U.S. government and other private sector wireless operations in clearing the Advanced Wireless Services spectrum, some of which users are permitted to continue using the spectrum for several years;
  our ability to attract, motivate and retain an experienced workforce;
  our ability to comply with the covenants in our senior secured credit facilities, indentures and any future credit agreement, indenture or similar instrument;
  failure of our network or information technology systems to perform according to expectations; and
  other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the SEC, and our Annual Report on Form 10-K for the year ended December 31, 2008, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation and Cricket PAYGo. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share data)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$357,708	$433,337
Short-term investments	238,143	179,233
Restricted cash, cash equivalents and short-term investments	4,780	15,550
Inventories	126,293	65,208
Other current assets	51,948	38,099
Total current assets	778,872	731,427
Property and equipment, net	1,842,718	1,316,657
Wireless licenses	1,841,798	1,866,353
Assets held for sale	45,569	—
Goodwill	430,101	425,782
Other intangible assets, net	29,854	46,102
Other assets	83,945	46,677
Total assets	$5,052,857	$4,432,998
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$325,294	$225,735
Current maturities of long-term debt	13,000	10,500
Other current liabilities	162,002	114,808
Total current liabilities	500,296	351,043
Long-term debt	2,566,025	2,033,902
Deferred tax liabilities	223,387	182,835
Other long-term liabilities	84,350	90,172
Total liabilities	3,374,058	2,657,952
Minority interests	56,928	50,724
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 69,515,526 and 68,674,435 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	7	7
Additional paid-in capital	1,851,308	1,808,689
Accumulated deficit	(223,522)	(75,699)
Accumulated other comprehensive loss	(5,922)	(8,675)
Total stockholders’ equity	1,621,871	1,724,322
Total liabilities and stockholders’ equity	$5,052,857	$4,432,998

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Revenues:
Service revenues	$458,506	$372,228	$1,709,101	$1,395,667
Equipment revenues	60,417	57,580	249,761	235,136
Total revenues	518,923	429,808	1,958,862	1,630,803
Operating expenses:
Cost of service (exclusive of items shown separately below)	(128,563)	(102,222)	(488,298)	(384,128)
Cost of equipment	(133,017)	(95,296)	(465,422)	(405,997)
Selling and marketing	(85,134)	(56,168)	(294,917)	(206,213)
General and administrative	(91,029)	(71,209)	(331,691)	(271,536)
Depreciation and amortization	(76,609)	(83,205)	(331,448)	(302,201)
Impairment of assets	—	—	(177)	(1,368)
Total operating expenses	(514,352)	(408,100)	(1,911,953)	(1,571,443)
Gain (loss) on sale or disposal of assets	(768)	—	(209)	902
Operating income	3,803	21,708	46,700	60,262
Minority interests in consolidated subsidiaries	(920)	(617)	(4,874)	1,817
Equity in net income (loss) of investee	829	(1,502)	(298)	(2,309)
Interest income	3,132	6,372	14,571	28,939
Interest expense	(49,149)	(34,309)	(158,259)	(121,231)
Other expense, net	(3,850)	(1,195)	(7,032)	(6,039)
Loss before income taxes	(46,155)	(9,543)	(109,192)	(38,561)
Income tax expense	(8,667)	(8,509)	(38,631)	(37,366)
Net loss	$(54,822)	$(18,052)	$(147,823)	$(75,927)
Loss per share:
Basic	$(0.81)	$(0.27)	$(2.17)	$(1.13)
Diluted	$(0.81)	$(0.27)	$(2.17)	$(1.13)
Shares used in per share calculations:
Basic	68,085	67,207	68,021	67,100
Diluted	68,085	67,207	68,021	67,100

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(In thousands)

	Year Ended December 31, 2008	Year Ended December 31, 2007
Operating activities:
Net loss	$(147,823)	$(75,927)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	35,215	29,339
Depreciation and amortization	331,448	302,201
Accretion of asset retirement obligations	1,153	1,666
Noncash interest items, net	13,057	(4,425)
Loss on extinguishment of debt	—	669
Deferred income tax expense	35,971	36,084
Impairment of assets	177	1,368
Impairment of short-term investments	7,538	5,440
Gain (loss) on sale or disposal of assets	209	(902)
Gain on extinguishment of asset retirement obligations	—	(6,089)
Minority interest activity	4,781	(1,817)
Equity in net loss of investee	298	2,309
Changes in assets and liabilities
Inventories	(60,899)	24,977
Other assets	(20,759)	31,164
Accounts payable and accrued liabilities	75,344	(53,310)
Other liabilities	74,936	23,434
Net cash provided by operating activities	350,646	316,181
Investing activities:
Acquisition of a business, net of cash acquired	(31,217)	—
Purchases of property and equipment	(795,678)	(504,770)
Change in prepayments for purchases of property and equipment	(5,876)	12,831
Purchases of and deposits for wireless licenses and spectrum clearing costs	(78,451)	(5,292)
Return of deposit for wireless licenses	70,000	—
Proceeds from sale of wireless licenses	—	9,500
Purchases of investments	(598,015)	(642,513)
Sales and maturities of investments	532,468	530,956
Purchase of minority interest	—	(4,706)
Purchase of membership units	(1,033)	(18,955)
Changes in restricted cash, cash equivalents and short-term investments, net	(2,176)	221
Net cash used in investing activities	(909,978)	(622,728)
Financing activities:
Proceeds from long-term debt	535,750	370,480
Principal payments on capital lease obligations	(41,774)	(5,213)
Repayment of long-term debt	(10,500)	(9,000)
Payment of debt issuance costs	(7,658)	(7,765)
Minority interest contributions	—	8,880
Proceeds from issuance of common stock, net	7,885	9,690
Net cash provided by financing activities	483,703	367,072
Net increase (decrease) in cash and cash equivalents	(75,629)	60,525
Cash and cash equivalents at beginning of period	433,337	372,812
Cash and cash equivalents at end of period	$357,708	$433,337

Explanatory Notes to Financial Statements

(1) The consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless, LLC and Denali Spectrum, LLC and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless, LLC and Denali Spectrum, LLC in accordance with Financial Accounting Standards Board Interpretation No. 46-R, “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

(2) The following tables summarize operating data for the Company’s consolidated operations for the three months and years ended December 31, 2008 and 2007 (in thousands, except percentages):

	Three Months Ended December 31,
	2008	% of 2008 Service Revenues	2007	% of 2007 Service Revenues	Change from Prior Year
					Dollars	Percent
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$458,506		$372,228		$86,278	23.2%
Equipment revenues	60,417		57,580		2,837	4.9%
Total revenues	518,923		429,808		89,115	20.7%
Operating expenses:
Cost of service	128,563	28.0%	102,222	27.5%	26,341	25.8%
Cost of equipment	133,017	29.0%	95,296	25.6%	37,721	39.6%
Selling and marketing	85,134	18.6%	56,168	15.1%	28,966	51.6%
General and administrative	91,029	19.9%	71,209	19.1%	19,820	27.8%
Depreciation and amortization	76,609	16.7%	83,205	22.4%	(6,596)	(7.9)%
Total operating expenses	514,352	112.2%	408,100	109.6%	106,252	26.0%
Loss on sale or disposal of assets	(768)	(0.2)%	—	—	(768)	(100.0)%
Operating income	$3,803	0.8%	$21,708	5.8%	$(17,905)	(82.5)%

	Year Ended December 31,
	2008	% of 2008 Service Revenues	2007	% of 2007 Service Revenues	Change from Prior Year
					Dollars	Percent
Revenues:
Service revenues	$1,709,101		$ 1,395,667		$313,434	22.5%
Equipment revenues	249,761		235,136		14,625	6.2%
Total revenues	1,958,862		1,630,803		328,059	20.1%
Operating expenses:
Cost of service	488,298	28.6%	384,128	27.5%	104,170	27.1%
Cost of equipment	465,422	27.2%	405,997	29.1%	59,425	14.6%
Selling and marketing	294,917	17.3%	206,213	14.8%	88,704	43.0%
General and administrative	331,691	19.4%	271,536	19.5%	60,155	22.2%
Depreciation and amortization	331,448	19.4%	302,201	21.7%	29,247	9.7%
Impairment of assets	177	0.0%	1,368	0.1%	(1,191)	(87.1)%
Total operating expenses	1,911,953	111.9%	1,571,443	112.6%	340,510	21.7%
Gain (loss) on sale or disposal of assets	(209)	0.0%	902	0.1%	(1,111)	(123.2)%
Operating income	$46,700	2.7%	$ 60,262	4.3%	$(13,562)	(22.5)%

(3) Total share-based compensation expense related to the Company’s share-based awards for the three months and years ended December 31, 2008 and 2007 was allocated to the statements of operations as follows (in thousands, except per share data):

	Three Months Ended December 31,		Year Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Cost of service	$915	$476	$3,060	$2,156
Selling and marketing expenses	1,174	926	4,580	3,330
General and administrative expenses	7,624	6,225	27,575	23,853
Share-based compensation expense	$9,713	$7,627	$35,215	$29,339
Share-based compensation expense per share:
Basic	$0.14	$0.11	$0.52	$0.44
Diluted	$0.14	$0.11	$0.52	$0.44

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(4) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn.Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers for our Cricket PAYGo service are generally disconnected from service and counted as churn if they have not replenished or “topped up” their account within 60 days after the end of their initial term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(5) ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(6) CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Selling and marketing expense	$85,134	$56,168	$294,917	$206,213
Less share-based compensation expense included in selling and marketing expense	(1,174)	(926)	(4,580)	(3,330)
Plus cost of equipment	133,017	95,296	465,422	405,997
Less equipment revenue	(60,417)	(57,580)	(249,761)	(235,136)
Less net loss on equipment transactions unrelated to initial customer acquisition	(10,885)	(4,766)	(42,174)	(17,866)
Total costs used in the calculation of CPGA	$145,675	$88,192	$463,824	$355,878
Gross customer additions	801,436	496,061	2,487,579	1,974,504
CPGA	$182	$178	$186	$180

(7) CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Cost of service	$128,563	$102,222	$488,298	$384,128
Plus general and administrative expense	91,029	71,209	331,691	271,536
Less share-based compensation expense included in cost of service and general and administrative expense	(8,539)	(6,701)	(30,635)	(26,009)
Plus net loss on equipment transactions unrelated to initial customer acquisition	10,885	4,766	42,174	17,866
Total costs used in the calculation of CCU	$221,938	$171,496	$831,528	$647,521
Weighted-average number of customers	3,600,393	2,722,631	3,272,347	2,589,312
CCU	$20.55	$21.00	$21.18	$20.84

(8) Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: (gain)/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit).

Existing Business Adjusted OIBDA is a non-GAAP financial measure that further adjusts adjusted OIBDA to exclude total revenues attributable to expansion markets launched or to be launched after December 31, 2007 and to the Company’s Cricket Broadband service, and to add back operating expenses attributable to such activities that were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to adjusted OIBDA). Generally, for purposes of calculating these measures, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted average customers by market. Adjusted OIBDA and Existing Business Adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and Existing Business Adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of the Company’s operating performance. We use adjusted OIBDA and Existing Business Adjusted OIBDA as supplemental performance measures because management believes they facilitate comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA and Existing Business Adjusted OIBDA facilitate internal comparisons of our historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA, Existing Business Adjusted OIBDA, and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted OIBDA and Existing Business Adjusted OIBDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

  they do not reflect capital expenditures;
  although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA and Existing Business Adjusted OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  they do not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Management understands these limitations and considers adjusted OIBDA and Existing Business Adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA and Existing Business Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA and Existing Business Adjusted OIBDA (unaudited; in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating income	$3,803	$21,708	$46,700	$60,262
Plus depreciation and amortization	76,609	83,205	331,448	302,201
OIBDA	80,412	104,913	378,148	362,463
Less (gain) loss on sale or disposal of assets	768	—	209	(902)
Plus impairment of assets	—	—	177	1,368
Plus share-based compensation	9,713	7,627	35,215	29,339
Adjusted OIBDA	$90,893	$112,540	$413,749	$392,268
Plus net operating expenses attributable to new markets included in total operating expenses	34,118	—	114,911	—
Plus net operating expenses attributable to broadband included in total operating expense	24,445	—	57,120	—
Existing Business Adjusted OIBDA	$149,456	$112,540	$585,780	$392,268

CONTACT:
Leap Wireless International, Inc.
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
or
Amy Wakeham, Investor Relations
858-882-6084
awakeham@leapwireless.com